Exhibit 5.1

OPINION OF LATHAM & WATKINS LLP

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FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
September 30, 2010	Houston	Shanghai
	London	Silicon Valley
Tegal Corporation	Los Angeles	Singapore
2201 South McDowell Boulevard	Madrid	Tokyo
Petaluma, CA 94954	Milan	Washington, D.C.

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by Tegal Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), on Form S-8 filed with the Securities and Exchange Commission on September 30, 2010 (the “Registration Statement”), of an aggregate of additional 515,753 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued by the Company pursuant to the Tegal Corporation 2007 Incentive Award Plan (the “Plan”), you have requested our opinion set forth below.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares under the Plan have been duly authorized by all necessary corporate action of the Company and, upon the issuance and delivery of the Shares in the manner contemplated by the Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP